Exhibit 5.1
OPINION OF JOHN P. FLETCHER
January 16, 2007
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Ladies and Gentlemen:
I am the Executive Vice President and General Counsel to the Windstream Corporation, a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933 (the “Act”), as amended, on Form S-8 (the “Registration Statement”) of $42,000,000 of deferred compensation obligations (the “Obligations”) of the Company which may be issued and sold under the Windstream 2007 Deferred Compensation Plan (the “Plan”).
For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.
Based on the foregoing, it is my opinion that:
1.	The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.
2.	The Obligations, when issued and sold pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.
I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/	John P. Fletcher

John P. Fletcher
Executive Vice President and
General Counsel